Exhibit (h)(10)

AMENDMENT NO. 1 TO

SERVICES AGREEMENT

AMENDMENT NO. 1 TO SERVICES AGREEMENT (“Amendment”) made as of February 1, 2015, by and between each management investment company listed on Schedule 1 of this Amendment (each, a “RIC” and all such investment companies collectively, the “Client”), on behalf of itself, if it has no separate series listed on Schedule 1, or if it has one or more separate series listed on Schedule 1, on behalf of each such series, severally and not jointly (each, a “Fund”), and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

For the avoidance of doubt, this Amendment shall be treated as if each entity set forth on Schedule 1 had executed a separate amendment to the Agreement (as defined below) with the Service Provider, and there shall be no cross-liability or cross-collateralization between such entities.

All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement (as defined below).

WHEREAS, the Parties have executed that certain Services Agreement dated as of March 3, 2014, pursuant to which Service Provider provides certain fund accounting services to the Client (the “Agreement”);

WHEREAS, the Client has requested that the Service Provider also provide to the Client certain compliance administration services;

WHEREAS, the Service Provider has agreed to provide such additional services (as further detailed in Attachment 1 hereto, the “Compliance Services”) on the terms and conditions set forth in the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and Citi hereby agree as follows:

1.	AMENDMENT.

(A)	Schedule 2 to the Agreement [Services] is hereby amended and restated as set forth in Attachment 1 to this Amendment.

2.	Representations and Warranties

(A)	The Client represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Client (the “Board”) for the Board’s review and approval.

(B)	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous

(A)	Fees with respect to the Compliance Services are set forth in Fee Schedule, as it may be amended from time to time.

(B)	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(C)	Each reference to the Agreement in this Amendment (as the Agreement existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be

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construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(D)	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(E)	This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.	ON BEHALF OF EACH CLIENT LISTED IN SCHEDULE 1, SEVERALLY, AS INDIVIDUAL AND SEPARATE CLIENTS, AND NOT JOINTLY

By: /s/ Peter Hill	By: /s/ Charles A. Rizzo

Name: Peter Hill	Name: /s/ Charles A. Rizzo

Title: Managing Director	Title: Chief Financial Officer

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Schedule 1 to Amendment No. 1 to Services Agreement

List of Funds

Management Investment Company & Fund Name

JOHN HANCOCK BOND TRUST

JHF Global Conservative Absolute Return

JOHN HANCOCK FUNDS II

JHF II Asia Total Return

JHF II Emerging Markets Debt Fund

JHF II Emerging Markets Value

JHF II Global Equity

JHF II Global High Yield

JHF II Global Real Estate

JHF II International Growth Equity

JHF II International Small Cap

JHF II International Small Company

JHF II International Value

JHF II International Growth Stock

JHF II China Emerging Leaders

JHF II Global Absolute Return Strategy

JHF II Fundamental Global Franchise

JHF II Int’l Growth Opportunities

JOHN HANCOCK FUNDS III

JHF III Global Shareholder Yield

JHF III International Allocation

JHF III International Core

JHF III International Growth

JHF III International Value Equity

JOHN HANCOCK INVESTMENT TRUST

JHF Global Opportunities

JOHN HANCOCK INVESTMENT TRUST III

JHF Greater China Opportunities

JOHN HANCOCK VARIABLE INSURANCE TRUST

JHVIT Emerging Markets Value

JHVIT Global

JHVIT International Core

JHVIT International Equity Index B

JHVIT International Small Company

JHVIT International Value

JHVIT International Growth Stock

Attachment 1 to Amendment No. 1

Schedule 2 to Services Agreement

Fund Accounting and Compliance Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any Fund thereof listed on Schedule 4 (each, a “Fund”) and any series thereof listed on Schedule 4 (each, a “Portfolio”), subject to the terms and conditions of the Agreement (including the Schedules) and any Service Level Agreement which may be agreed to in writing between the Parties from time to time.

I.	Fund Accounting Services

1.	Record Maintenance

Maintain the following books and records of each Fund in such manner as will meet the Fund’s obligations under the 1940 Act, including section 31 thereof and Rules 31a-1 and 31a-2 thereunder:

(a)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of Rule 31a-1.

(b)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of Rule 31a-1.

(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of Rule 31a-1.

(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of Rule 31a-1.

Upon request, the Service Provider shall supply each Fund with a tabulation of securities owned by each Portfolio held by such Fund’s Custodian and shall, when requested to do so by the Fund.

All records shall be property of the Funds and shall, subject to Service Provider’s building and data security and confidentiality policies and procedures, at all times during the regular business hours of the Service Provider be open for inspection by duly authorized officers, employees or agents of such Fund and employees and agents of the Securities Exchange Commission.

2.	Accounting Services

Perform the following accounting services for each Fund:

(a)	Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Portfolio and each Fund in accordance with, and in the manner and at the times specified in or required by, the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act and cooperate with Board of Directors or Board of Trustees of the Fund regarding the same.

(b)	If so directed and subject to the Change Control Process, calculate daily net income of a Portfolio in the manner and at the time (or times) described in the applicable Prospectus and shall advise the Fund and such Fund’s transfer agent (the “Transfer Agent”) daily of the total amounts of such net income.

(c)	Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which

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market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund’s investment adviser or other designee, as approved by the Board. The Client instructs and authorizes Service Provider to provide information pertaining to the Funds’ investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder. The Client acknowledges that while Service Provider’s services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

All books and records maintained by Service Provider will be maintained in accordance with US GAAP or as otherwise instructed by the Client.

Maintain tax books and records for each Fund as directed by Client

(d)	Coordinate the preparation of reports that are prepared by Service Provider or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(e)	Verify and reconcile with the Funds’ Custodian all daily trade activity.

(f)	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, 30-day SEC yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

(g)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders (including comparison against prior day NAV and against applicable tolerances), check and confirm the net asset values and dividend factors for deviations, and distribute net asset values and yields to Client transfer agent, third parties, if applicable, and NASDAQ.

(h)	If applicable, report daily to the Client the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis.

(i)	Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds. Such reporting will segregate unrealized appreciation and depreciation for investments, derivatives and currency contracts.

(j)	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

(k)	Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or a third party vendor, on variable interest rate instruments.

(l)	Accrue expenses and calculate applicable waivers for each Fund according to instructions received from the Client, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.

(m)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

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(n)	Provide accounting reports in connection with the Client’s regular annual audit, and other audits and examinations by regulatory agencies.

(o)	Provide the applicable Fund, on behalf of each of the Portfolios at such times as such Fund may require, with reports by independent public accountants on the accounting system relating to the Services provided by the Service Provider; such reports will be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are not such inadequacies, the reports shall so state.

(p)	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

(q)	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client’s Valuation Procedures.

3.	Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)	Provide monthly a hard copy of the pre-programmed reports for unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items:

(i)	Unaudited Statement of Assets and Liabilities,

(ii)	Unaudited Statement of Operations,

(iii)	Unaudited Statement of Changes in Net Assets, and

Any modifications requested to the above pre-programmed reports will require additional programming at an additional cost to be mutually agreed.

(b)	Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):

(i)	federal and state income tax returns and federal excise tax returns;
(ii)	the Client’s semi-annual reports with the SEC on Form N-SAR and Form N-CSR;
(iii)	the Client’s schedules of investments for filing with the SEC on Form N-Q;
(iv)	the Client’s annual and semi-annual shareholder reports and quarterly Board meetings;
(v)	registration statements on Form N-1A and other filings relating to the registration of shares;
(vi)	reports related to Service Provider’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;
(vii)	annual audit by the Client’s auditors;
(viii)	examinations performed by the regulatory agencies;
(ix)	certification of monthly Disclosure Controls and Procedures.

(c)	Calculate turnover and expense ratio, as mutually agreed.

(d)	Prepare schedule of Capital Gains and Losses.

(e)	Provide daily cash report.

(f)	Maintain and report security positions and transactions in accounting system.

(g)	Prepare Broker Commission Report.

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(h)	Monitor expense limitations.

(i)	Provide unrealized gain/loss report.

(j)	Provide accounting information for Client Commodities and Futures Trading Commission filings, as applicable.

(j)	Provides such reasonable information and, subject to the Change Control Process, take such reasonable actions as a Fund with respect to a Portfolio may from time to time request, to assist the Fund in obtaining year to year favorable opinions from the Fund’s independent accountants with respect to the Service Provider’s and the Custodian’s activities in connection with the preparation of the Fund’s Form N-1A or Form N-2, as applicable, and Form N-SAR or other annual reports to the SEC and with respect to any other requirements thereof.

4.	Certain Operational Matters.

(a)	Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of assets of the applicable Fund.

(b)	Provide information to the Client to assist with preparation of informational schedules for Client’s tax returns. Provide information, including but not limited to income projections, to the Client for calculation of distributions.

II.	Notes and Conditions Related to Fund Accounting Services

1.            Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider’s liability with respect to errors in calculation of NAV shall be determined by reference to the Fund’s NAV Error Correction Procedures, which error correction policies may be amended from time to time pursuant to the Change Control Process.

2.           The Client acknowledges and agrees that although Service Provider’s services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

III.	Compliance Administration Services

Service Provider will provide the following services to the Client and any Fund and Portfolio listed on Schedule 4, subject to the terms and conditions of the Agreement (including the Schedules) to assist the Client in its obligations pursuant to Rule 38a-1 under the 1940 Act :

1.	Perform risk-based testing and an annual assessment of the compliance procedures of each service group of Service Provider (other than the Compliance Services group) that provides services for the Client pursuant to this Agreement, including additional testing reasonably requested by the Client.

2.	Provide information reasonably requested by the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance procedures described in Item III.1 above.

3.	Provide reports to the Client’s Chief Compliance Officer regarding the risk-based testing and annual assessment described in Item III.1 above.

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